EXHIBIT 12


                 AMENDED AND RESTATED LIMITED LIABILITY COMPANY
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                               OPERATING AGREEMENT
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                                       OF
                                       --
                             TPG WAFER HOLDINGS LLC
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     This Amended and Restated Limited Liability Company Operating Agreement
made, entered into and effective as of November 13, 2001 (the "Agreement"), by the parties whose names and addresses are set forth on Schedule A hereto as members, and in the event any other parties are admitted to membership, such other parties who shall execute this Agreement by subscribing their names as members to the signature page hereof (each a "Member," and collectively, the "Members").

                                   WITNESSETH:

     WHEREAS, Richard A. Ekleberry, as an authorized person within the meaning of the Act, has executed and caused to be filed with the Secretary of State of the State of Delaware the Certificate of Formation (the "Certificate") of TPG Wafer Holdings LLC (the "Company") on September 19, 2001 (the "Formation Date") in order to form a limited liability company pursuant to the Delaware Limited Liability Company Act, as amended (the "Act"); and

     WHEREAS, the Members desire to amend and restate in their entirety the terms of the Limited Liability Company Operating Agreement of the Company dated as of September 19, 2001 (the "Existing Agreement"), in order, among other things, to admit new Members;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Existing Agreement is hereby amended and restated to read in its entirety as follows:

                                    ARTICLE I
                                  ORGANIZATION

     1.01. Formation of the Company. The Members hereby:

     (a) approve and ratify the filing of the Certificate with the Secretary of State of the State of Delaware on the Formation Date and all actions taken by or on behalf of the Company on or prior to the execution of this Agreement; and

     (b) confirm and agree to their status as Members of the Company as set forth herein.

     1.02. Office of the Company. The Company shall have its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, and may establish such other offices or places of business for the Company as the Managing Member may deem appropriate.

     1.03. Registered Office and Registered Agent. The Company shall have its registered office in the State of Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     1.04. Purposes of the Company. The purposes of the Company shall be to (i) invest in the debt and equity securities of MEMC Electronic Materials, Inc. ("MEMC") and its affiliates and (ii) take any action that is necessary or appropriate in connection therewith. TPG Wafer Partners, LLC and TPG Wafer Management, LLC (collectively, the "TPG Members") hereby represent and warrant to the other parties to this Agreement that, prior to the date of this Agreement, the Company has conducted no business, and has incurred no liabilities or obligations, that would be inconsistent with the purposes of the Company set forth in this Section 1.04.

     1.05. Term of the Company. The existence of the Company shall commence as of the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until dissolution thereof in accordance with the provisions of the Certificate or this Agreement.

                                   ARTICLE II
                              MANAGEMENT OF COMPANY

     2.01. Management Generally. Subject to the terms of this Agreement and of the Members' Agreement (as defined below) and except as may be required by nonwaivable provisions of applicable law, the business and affairs of the Company shall be carried on and managed by the Managing Member (as defined below), and the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, such Managing Member. The Members (including the managing member) shall not be personally liable for the debts, liabilities, contracts or other obligations of the Company.

     2.02. Managing Member. (a) TPG Wafer Partners, LLC ("TPG Wafer Partners") shall be the managing member of the Company (the "Managing Member"). In the event that the Managing Member is unable to serve as the Managing Member or, having commenced to serve, withdraws (the Managing Member being hereinafter referred to as a "Withdrawing Manager"), such Withdrawing Manager's replacement (a "Substitute Manager") shall be selected by the Withdrawing Manager; provided that, in the event that senior principals of Texas Pacific Group no longer control (directly or indirectly) a majority of the Membership Interests, all of the Members (including the TPG Members) shall select a Substitute Manager; and provided, further, that so long as TPG Wafer Partners is the Managing Member of the Company, TPG Wafer Partners will be controlled (directly or indirectly) by senior principals of Texas Pacific Group.

     (b) Any decision or action by or on behalf of the Company shall require the consent of the Managing Member. The Managing Member may, pursuant to this
Section 2.02, appoint one or several persons (each, an "Authorized Representative") to carry out, or act on behalf of the Company as to, any specified actions or decisions to be taken by the Company pursuant to this Agreement or otherwise. The authority of each such Authorized Representative shall be limited to those specific actions or decisions as specified at the time of the appointment of such Authorized Representative, as evidenced in writing by the Managing Member.

     2.03 Actions Without a Meeting. Any action required or permitted to be taken by the Managing Member may be evidenced by a consent in writing, setting forth the action so taken, signed by an authorized representative of the Managing Member. Such consent shall have the same force and effect, as of the date stated therein, as a vote of such Managing Member and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware or in any certificate or other document delivered to any person or entity.

                                   ARTICLE III
                                    OFFICERS

     3.01 Officers. (a) The Managing Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware. Any officers so designated shall have such authority and perform such duties as the Managing Member may, from time to time, delegate to them. The Managing Member may assign titles to particular officers. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Managing Member. Any number of offices may be held by the same person.

     (b) Each officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

     (c) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

     (d) Any officer may be removed as such, either with or without cause, by the Managing Member at any time. Any vacancy occurring in any office of the Company may be filled by the Managing Member.

     (e) The following persons are hereby appointed officers of the Company:

     David Bonderman -- President

     James G. Coulter -- Vice President

     William S. Price III -- Vice President

     James J. O' Brien -- Vice President and Treasurer

     Richard A. Ekleberry -- Vice President and Secretary

     Justin T. Chang -- Vice President

     John W. Marren -- Vice President

     Carrie A. Wheeler -- Vice President

     Eugene T. Frantz -- Vice President

     Linda G. Rogenski -- Assistant Secretary

     S. Michelle Reese -- Assistant Secretary

     3.02. Certain Transactions. The fact that a Member or any affiliate of a Member is directly or indirectly interested in or connected with any person, firm or corporation employed by the Company to render or perform a service, or from which or to whom the Company may buy or sell any property, shall not prohibit the Company from employing or dealing with such person, firm or corporation.

                                   ARTICLE IV
           CAPITAL CONTRIBUTION; MEMBERSHIP INTERESTS; DISTRIBUTIONS

     4.01. Initial Capital Contribution; Membership Interests. The Members shall make contributions of capital to the Company (each, a "Capital Contribution") upon ten (10) days' notice provided by the Managing Member, in the amounts shown on Schedule B to this Agreement and the Members shall hold interests in the Company (each, a "Membership Interest") in the amounts shown on such Schedule B.

     4.02 Additional Capital Contributions. Except as provided in the following sentence, no Member shall be obligated or permitted to make any additional contribution to the capital of the Company. The Members agree to make additional Capital Contributions from time to time as appropriate in respect of reasonable administrative expenses of the Company (as determined by the Managing Member), including without limitation, outside legal counsel of the Company. Except as a result of the transfer of all or a portion of a Membership Interest that is expressly permitted by this Agreement, no person other than the entities set forth on Schedule B as of the date hereof shall become a Member of the Company.

     4.03 Capital Accounts. The Company shall maintain a separate capital account (the "Capital Account") for each Member that shall consist of (a) the sum of (i) such Member's Capital Contributions paid to the Company as of any given time, (ii) the portion of the Company's net income allocated to the Member pursuant to Section 5.02, and (iii) the amount of any Company liabilities assumed by such Member, less (b) the sum of (A) the portion of the Company's net loss allocated to the Member pursuant to Section 5.02, (B) all distributions made by the Company to the Member pursuant to Sections 4.06 and 7.03 and (C) the amount of any Member liabilities assumed or paid by the Company by action of the Members.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Code, and to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.

     4.04 Return of Capital. Except upon the dissolution of the Company as provided in Section 7.01 herein, no Member shall have the right to withdraw from the Company or to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the Company.

     4.05 No Interest on Capital Contribution. No Member shall be paid interest on any of its Capital Contributions or on its Capital Account.

     4.06 Distributions. Any distributions to the Members shall be made pro rata in accordance with their respective Membership Interests. Distributions may be made in cash or in-kind. Distributions of cash received by the Company from the disposition of any securities shall be made by the Company within thirty (30) days of the date such cash is received by the Company. The Managing Member may reserve reasonable amounts for anticipated expenses or contingent liabilities of the Company.

                                    ARTICLE V
                                   Allocations

     5.01 Calculation of Profits and Losses. The profits and losses of the Company shall be determined for each fiscal year in accordance with U.S. generally accepted accounting principles.

     5.02 Allocation of Profits and Losses. (a) Except as otherwise set forth in this Section 5.02 for Capital Account purposes, all items of income, gain, loss and deduction shall be allocated among the Members pro rata in accordance with their respective Membership Interests.

                  (b) For federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under this Section 5.02, except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with
Section 704(c) of the Code, the Treasury Regulations thereunder, and Treasury Regulations Section 1.704-1(b)(4)(i).

     (c) Notwithstanding any provision set forth in this Section, no item of deduction or loss shall be allocated to a Member to the extent the allocation would cause a negative balance in such Member's Capital Account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such Member would be required to reimburse the Company pursuant to this Agreement or under applicable law.

     (d) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of the Company's income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its Capital Account in excess of that permitted under Section 5.02(c) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 5.02(d) shall be taken into account in computing subsequent allocations pursuant to this Section 5.02 so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Section 5.02 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this
Section 5.02 if such special allocations had not occurred.

     (e) Nonrecourse deductions as defined in Treasury Regulations Section 1.704-2(b) shall be allocated among the Members in accordance with their respective Membership Interests.

                                   ARTICLE VI
                             SUPERMAJORITY APPROVALS

     6.01 Matters Requiring Member Approval. Without the prior written consent of each of (i) TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III, L.P. (collectively, "TCW") (so long as TCW and those of its Permitted Transferees (as defined in the Members' Agreement) that are controlled by TCW) hold at least fifteen percent (15%) of the Membership Interests and (ii) Green Equity Investors III, L.P. and Green Equity Investors Side III, L.P. (collectively, "LGP") (so long as LGP and those of its Permitted Transferees that are controlled by LGP) hold at least fifteen percent (15%) of the Membership Interests, the Managing Member agrees not to cause the Company to, and the Company shall not:

     (i) authorize or issue any additional Membership Interests, provided that the Company may authorize and issue additional Membership Interests to the TPG Members without any such consent solely to incentivize the management and directors of MEMC or other persons providing consulting or other services to MEMC (excluding in each case any TPG deal professionals or any TPG affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), so long as such additional Membership Interests constitute less than 10% of the aggregate Membership Interests on the date hereof;

     (ii) engage in a merger (other than any merger with MEMC or any of its subsidiaries), consolidation, statutory share exchange or other business combination or sale of all or substantially all of the assets of the Company or any similar transaction in any one transaction or series of related transactions; provided that TCW and LGP hereby agree to consent to any merger or other transaction in which TPG exercises its "drag-along rights" in accordance with Section 2.04(a) of the Members' Agreement (as defined below);

     (iii) engage in a liquidation, bankruptcy, dissolution, recapitalization, reorganization, assignment to creditors or any similar transaction; provided that the Company may convert any shares of preferred stock of MEMC to shares of common stock of MEMC without any such consent;

     (iv) make any amendment to this Agreement that adversely affects the Members' economic interest in the Company;

     (v) incur any amount of indebtedness for money borrowed in excess of an aggregate amount of $5 million (other than any indebtedness incurred in connection with any restructuring or similar transaction involving the Senior Notes, the Italian Notes or the Revolving Credit Facility (in each case as defined under the Intercreditor Agreement, dated as of the date hereof, by and among TPG Wafer Credit Partners, L.L.C. and certain other parties named therein)); or

     (vi) enter into an agreement or contract to do any of the foregoing.

                                   ARTICLE VII
                   DISSOLUTION AND TERMINATION OF THE COMPANY

     7.01 Events Causing Termination. The Company shall be dissolved and its affairs shall be wound up upon the first occurrence of either of the following:

     (i) termination hereof by the Members holding a majority of the Membership Interests;

     (ii) the occurrence of any of the events set forth in Section 18-801(a)(4) of the Act that affects the Members and thereby results in the dissolution of the Company (unless the Company is continued as provided in 18-801(a)(4)).

     7.02. Winding Up. Upon dissolution of the Company, the Members shall proceed diligently to wind up the affairs of the Company and distribute its assets.

     7.03 Liquidation and Termination. Upon dissolution of the Company, as expeditiously as is reasonable, the Company shall pay its liabilities and make distributions in the following manner and order:

     (i) to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and

     (ii) to the Members in accordance with their Membership Interests.

     At such time as the distributions provided for in (i) and (ii) above have been made, the Company shall terminate.

     7.04 Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Company's accountants of the Company's assets, liabilities and results of operations through the last day of the month in which the Company is terminated.

     7.05 Merger with MEMC. In the event of a merger, statutory share exchange or other business combination of the Company with MEMC or any of its subsidiaries, (i) each of the Members shall execute a shareholders' agreement among the Members with terms substantially identical to those included in the Members' Agreement, provided that such shareholders' agreement shall terminate at such time as TPG has sold substantially all of its shares in MEMC (or, if different, the surviving entity of the merger), (ii) the Company shall distribute any securities issued to the Company pursuant to such merger to the Members pro rata in accordance with their respective Membership Interests, and
(iii) the Company shall use its best efforts to cause any registration rights held by the Company in respect of any securities of MEMC (or, if different, the surviving entity of the merger) distributed by the Company to be assigned to the Members pro rata in accordance with their respective Membership Interests.

                                  ARTICLE VIII
                       COMPANY EXPENSES, BOOKS AND RECORDS

     8.01 Operating Expenses. The Company shall pay all current expenses, including administrative expenses and fees, before any distributions may be made to the Members. Appropriate reserves may be determined and charged to the Members (in accordance with U.S. generally accepted accounting principles) for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Members.

     8.02 Fiscal Year and Method of Accounting. The fiscal year of the Company shall begin on January 1 of each year (except for the first fiscal year of the Company which shall begin on the date of this Agreement) and end on the following December 31 (except for the last fiscal year of the Company which shall end on the date on which the Company is terminated). The Company shall select the appropriate method of accounting.

     8.03 Records. The books and records of the Company shall be maintained at the principal office and place of business of the Company.

     8.04 Financial Statements and Reports. The Managing Member shall oversee the accounting, tax and record keeping matters of the Company.

     8.05 Tax Matters Member; Tax Election. The Managing Member shall appoint the Tax Matters Member. The Tax Matters Member shall promptly advise the other members of all audits or other actions by the Internal Revenue Service with respect to the Company and shall furnish to the Members a copy of every notice or other communication received by the Tax Matters Member from the Internal Revenue Service with respect to the Company. The Tax Matters Member shall not take any action in connection with a tax audit, or make any tax election, without the consent of the Managing Member. Any direct or indirect cost incurred by the Tax Matters Member, acting in its capacity as such, shall be deemed costs and expenses of the Company, and the Company shall reimburse the Tax Matters Member for such amounts. The Company may elect to be treated as a corporation for U.S. federal income tax purposes (or state or local tax purposes), effective as of any date, and may take any other action as may be necessary or incidental to such election.

                                   ARTICLE IX
                          LIABILITY AND INDEMNIFICATION

     9.01 Liability.

     (a) Liability to Company. No Member or officer of the Company, or any employee, agent, limited partner or general partner of a Member, shall in such capacity be liable, responsible or accountable in damages or otherwise to the Company or the other Members by reason of acts, omissions or errors in judgment, except for acts, omissions or errors in judgment that are found by a court of competent jurisdiction to be the result of such person's gross negligence, willful misconduct or bad faith. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 9.01 shall not be construed so as to relieve (or attempt to relieve) a person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 9.01 to the fullest extent permitted by law.

     (b) No Personal Liability of Members, Manager, Etc. Members shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the Delaware General Corporation Law (the "DGCL"). The rights accruing to a Member under this Section
9.01 shall not exclude any other right to which such Member may be lawfully entitled nor shall anything herein contained restrict the right of the Company to indemnify or reimburse a Member in any appropriate situation even though not specifically provided herein.

     (c) Liability to Third Parties. No Member or officer of the Company, or any employee, agent, limited partner or general partner of the Managing Member in his or her capacity as such shall be liable under a judgment, decree, or order of a court, or in any other manner, for any debt, obligation, or liability of the Company.

     9.02 Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Managing Member and officers of the Company, and any employee, director, limited partner, general partner member or agent of such Managing Member (each, an "Indemnified Person") from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) resulting from a claim, demand, lawsuit, action or proceeding relating to such Indemnified Person's actions or omissions or such Indemnified Person's status or capacity as Managing Member or otherwise concerning business or activities undertaken by or on behalf of the Company; provided, that the acts or omissions of such Indemnified Person are not found by a court of competent jurisdiction upon entry of final judgment to constitute gross negligence, willful misconduct or bad faith. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification is sought under this indemnification provision may be paid in advance by the Company; provided, however, that the Indemnified Person shall reimburse the Company for such expenses, with interest, if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder. All rights to indemnification provided herein shall survive the dissolution of the Company and the death, withdrawal, retirement, removal, incompetence or insolvency of any Indemnified Person; provided that a claim for indemnification hereunder is made by or on behalf of the Indemnified Person prior to the time distribution in liquidation of the assets of the Company is made pursuant to Section 7.03 hereof.

                                    ARTICLE X
                             MEMBER REPRESENTATIONS

     10.01 Member Representations. Each Member hereby represents and warrants to the Company that:

     (i) If the Member is a corporation, partnership, limited liability company, trust, estate or other entity, it is empowered, authorized and qualified to become a Member subject to the terms and conditions of this Agreement, and the person signing this Agreement on behalf of the Member has been duly authorized by the Member to do so. If the Member is an individual, the Member is of legal age to execute this Agreement and is legally competent to do so.

     (ii) The Member is acquiring Membership Interests for the Member's own account as principal for investment and not with a view to the distribution or sale thereof.

     (iii) The Member has such knowledge and experience in financial and business matters that the Member is and will be capable of evaluating the merits and risks of the investment in the Company. The Member has been given the opportunity to ask questions of, and receive answers from, the Managing Member and the Company concerning the terms and conditions of, and other matters pertaining to, this investment, and has had access to such financial and other information concerning the Company as it has considered necessary to make a decision to invest in the Company and has availed itself of this opportunity to the full extent desired.

     (iv) The Member has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and at the present time and in the foreseeable future can afford a complete loss of this investment.

     (v) The Member is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

     (vi) If the Member is a corporation, partnership, limited liability company, trust or other entity, it was not formed or recapitalized for the specific purpose of acquiring the Membership Interests (or, if it was so formed or recapitalized, such Member has informed the Company of, and the Company has agreed to, such fact).

     (vii) This Agreement has been duly authorized, executed and delivered by the Member and, upon due authorization, execution and delivery by the Managing Member, will constitute the valid and legally binding agreement of the Member enforceable in accordance with its terms against the Member, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights and remedies, as from time to time in effect, (ii) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) considerations of public policy or the effect of applicable law relating to fiduciary duties.

     (viii) The Member acknowledges that neither the Company, the Managing Member nor any Affiliate thereof has rendered or will render any investment advice or securities valuation advice to the Member, and that the Member is neither subscribing for nor acquiring any interest in the Company in reliance upon, or with the expectation of, any such advice.

     (ix) No representations or warranties have been made to the Member with respect to the investment in the Membership Interests or the Company other than the representations set forth herein, and the Member has not relied upon any representation or warranty not provided herein or therein in making this subscription.

     (x) Either (i) none of the funds that the Member is using or will use to fund its purchase are assets of an employee benefit plan as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity whose underlying assets include plan assets for purposes of ERISA by reason of a plan's investment in the entity (any such plan under ERISA or the Code or any such entity collectively referred to as a "Plan") or (ii)(x) some or all of the funds that the Member is using or will use to fund its purchase are assets of one or more Plans and (y) assuming that the Company is not a "party in interest" (within the meaning of Section 3(14) of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to any Plan other than those Plans previously identified by the Company to the Member in writing, the purchase and holding of the Membership Interests by the Member does not and will not constitute or result in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code.

     (xi) If the Member is not a United States person, the Member has heretofore notified the Company in writing of its status as such a person. "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions.

     (xii) The execution, delivery and performance of this Agreement by the Member does not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which the Member is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, violate the organizational documents of the Member, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Member is subject.

     (xiii) The Member acknowledges that the Company has relied and will rely upon the representations and warranties of the Member set forth in this Agreement and that all such representations and warranties shall survive the date of signing of this Agreement.

     10.02 Investor Awareness. The Member acknowledges that it is aware that:

     (i) No federal or state agency has passed upon the Membership Interests or made any finding or determination as to the fairness of this investment. Neither this Agreement nor any other document relating to the Membership Interests has been filed with the Securities and Exchange Commission or with any securities administrator under state securities laws.

     (ii) There are substantial risks incident to the purchase of Membership Interests.

     (iii) There are substantial restrictions on the transferability of the Membership Interests under this Agreement and under applicable law; there is no established market for the Membership Interests and no public market for the Membership Interests is likely to develop; the Membership Interests will not be, and investors in the Company have no rights to require that the Membership Interests be, registered under the 1933 Act or the securities laws of the various states and therefore cannot be resold, pledged, assigned or otherwise disposed of unless subsequently registered or unless an exemption from such registration is available; the Member may have to hold the Membership Interests and bear the economic risk of this investment indefinitely and it may not be possible for the Member to liquidate its investment in the Company.

     (iv) The Company will not be registered as an investment company under the 1940 Act and none of the Managing Member nor the Company will be registered as an investment advisor under the Investment Advisors Act of 1940, as amended.

     (v) With respect to the tax and other legal consequences of an investment in the Company, the Member is relying solely upon the advice of its own tax and legal advisors.

                                   ARTICLE XI
                               GENERAL PROVISIONS

     11.01 Amendments to this Agreement. The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the written consent of Members holding at least 85% of the Membership Interests.

     11.02 Entire Agreement. This Agreement supersedes all prior agreements with respect to the subject matter hereof. This instrument, together with the Members' Agreement, dated as of the date hereof by and among the Company, the Managing Member and the Members (the "Members' Agreement"), contain the entire agreement with respect to such subject matter. This instrument may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the Members. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

     11.03 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, "Notices") authorized or required to be given pursuant to this Agreement shall be given in writing, shall be either personally delivered to the Member to whom it is given or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by facsimile, addressed to the Member at the following addresses (or at such other address for a Member as shall be specified by like notice):

     if to any TPG Entity or TPG Wafer Management, to such Person:

     c/o Texas Pacific Group
     301 Commerce Street, Suite 3300
     Fort Worth, Texas 76102
     Attention:  Richard A. Ekleberry
     Telephone:  817.871.4080
     Fax:  817.871.4088

     with a copy (which shall not constitute notice) to:

     Cleary, Gottlieb, Steen & Hamilton
     One Liberty Plaza
     New York, NY  10006
     Attention:  Michael A. Gerstenzang, Esq.
     Telephone:  212.225.2000
     Fax:  212.225.3999



     if to TCW, to:

     c/o TCW/Crescent Mezzanine Partners III, L.P.
     11100 Santa Monica Boulevard, Suite 2000
     Los Angeles, California 90025
     Attention:  Jean-Marc Chapus
     Telephone:  310.235.5900
     Fax:  310.235.5967

     with a copy (which shall not constitute notice) to:

     Kramer Levin Naftalis & Frankel LLP
     919 Third Avenue
     New York, NY 10022-3852
     Attention: Howard A. Sobel, Esq.
     Telephone:  212.715.9326
     Fax:  212.715.8000

     if to LGP, to:

     c/o Leonard Green & Partners, L.P.
     11111 Santa Monica Boulevard, Suite 2000
     Los Angeles, California 90025
     Attention: John Baumer
     Telephone:  310.954.0416
     Fax:  310.954.0404

     with a copy (which shall not constitute notice) to:

     Kramer Levin Naftalis & Frankel LLP
     919 Third Avenue
     New York, NY 10022-3852
     Attention: Howard A. Sobel, Esq.
     Telephone:  212.715.9326
     Fax:  212.715.8000



     All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowledged in writing by addressee, if by facsimile transmission; (iii) five (5) business days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt.

     11.04 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

     11.05. Future Actions. The Company and the Members shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

     11.06 Authorization of Officers. Each of the officers of the Company has been authorized to execute, deliver, and thereafter amend, as they deem necessary, on behalf of the Company that certain Purchase Agreement dated as of September 30, 2001 among, inter alia, E.ON AG, E.ON North America, Inc., E.ON International Finance B.V., FIDELIA Corporation, VEBA Zweite Verwaltungsgesellschaft mbH, T3 Partners II, L.P. and TPG Wafer Holdings, LLC, that certain Restructuring Agreement dated as of the date hereof between TPG Wafer Holdings, LLC and MEMC (the "Restructuring Agreement"), that certain Registration Rights Agreement (included as Exhibit E to the Restructuring Agreement and with terms and conditions substantially in the form of Exhibit E) among TPG Wafer Holdings, LLC, MEMC and the Guarantors specified therein, and that certain Agreement and Plan of Merger among TPG Wafer Holdings, LLC and MEMC (included as Exhibit G to the Restructuring Agreement and with terms and conditions substantially in the form of Exhibit G), each in such form and with such changes as such officer shall determine and any and all other agreements and documents contemplated thereby or necessary or desirable in connection therewith in each case as such officer shall determine.

     11.07 Limitation on Rights of Others. None of the provisions of this Agreement, including Section 4.02, shall be for the benefit of or enforceable by any creditor of the Company. Furthermore, the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement. Nothing in this Agreement shall be deemed to create any legal or equitable right, remedy or claim in any person not a party hereto (other than an Indemnified Person).

     11.08 Successors and Assigns. No Member may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Managing Member (which may be granted or withheld in the Managing Member' sole discretion), unless (i) such Member is a party to the Members' Agreement and such assignment or transfer complies with the provisions of Article II of the Members' Agreement or (ii) if such Member is not a party to the Members' Agreement, the Managing Member has consented in writing thereto. Any purported assignment or transfer in violation of the foregoing sentence shall be void ab initio. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

     11.09 Confidentiality. Except as required by applicable law or any legal or regulatory process, each Member shall maintain the confidentiality of (i) Non-Public Information and (ii) any information subject to a confidentiality agreement binding upon the Managing Member and made known to the Members; provided that each Member (including the Managing Member) may disclose Non-Public Information to (i) its affiliates, officers, employees, agents and professional consultants upon notification to such affiliate, officer, employee, agent or consultant that such disclosure is made in confidence and shall be kept in confidence, (ii) persons having or purporting to have regulatory authority over such Members or its affiliates, provided that such persons are advised that the Non-Public Information is confidential, or (iii) to a potential transferee of all or part of such Member's Membership Interest, if such potential transferee agrees to be bound by a confidentiality agreement substantially identical to the provisions of this section 11.09; and provided, further, that each Member may disclose Non-Public Information it is required to disclose pursuant to legal process, in which event each Member agrees to provide the Company with prompt notice of such process so that it may seek an appropriate protective order or other appropriate remedy. As used in this section 11.09, "Non-Public Information" means information regarding the Company (including information regarding any person in which the Company holds, or contemplates acquiring, any investment) and the Managing Member received by such Member pursuant to this Agreement, but does not include information that (i) was publicly known at the time such Member receives such information pursuant to this Agreement, (ii) subsequently becomes publicly known through no act or omission by such Member, or (iii) is communicated to such Member by a third party free of any obligation of confidence known to such Member.

     11.10 Arbitration. Any controversy, claim or dispute of whatever nature arising between any Managing Member and any non-Managing Member arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement or the arbitration provisions contained in this Agreement, whether such claim existed prior to or arises on or after the date of this Agreement, including the determination of the scope of this Agreement to arbitrate, shall be determined by arbitration in New York City by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). In the event the parties cannot agree on the selection of the arbitrators from the one or more lists submitted by the AAA within thirty (30) days after the AAA transmits to the parties its list of potential arbitrators, selection of the arbitrator shall be made by the AAA from the remaining nominees in accordance with the parties' mutual order of preference, or by random selection in the absence of a mutual order of preference. The arbitrators shall base their award on applicable law and judicial precedent, shall include in such award the findings of fact and conclusions of law upon which the award is based and shall not grant any remedy or relief that a court could not grant under applicable law. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     If either party (i) fails to proceed with arbitration as provided herein,
(ii) unsuccessfully seeks to stay such arbitration, (iii) fails to comply with any arbitration award, or (iv) is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, each opposing party shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred by each other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

     IN WITNESS WHEREOF, the undersigned Members have executed this Limited Liability Company Operating Agreement as of the day and year first above written.

                          TPG WAFER PARTNERS, L.L.C.


                          By: /s/ Richard A. Ekleberry
                             --------------------------------
                          Name:  Richard A. Ekleberry
                          Title: Vice President


                          TCW/CRESCENT MEZZANINE PARTNERS III, L.P. AND TCW/CRESCENT MEZZANINE TRUST III

                          By: TCW/Crescent Mezzanine Management III, L.L.C. Its Investment Manager

                          By: TCW Asset Management Company
                          Its Sub-Advisor


                          By: /s/ Jean-Marc Chapus
                             --------------------------------
                          Name: Jean-Marc Chapus
                          Title: Managing Director


                          By: /s/ James C. Shevlet, Jr.
                             --------------------------------
                          Name: James C. Shevlet, Jr.
                          Title: Senior Vice President


                          GREEN EQUITY INVESTORS III, L.P.

                          By: GEI Capital III, LLC
                          Its General Partner


                          By: /s/ John Danhakl
                             --------------------------------
                          Name: John Danhakl
                          Title: Manager


                          GREEN EQUITY INVESTORS SIDE III, L.P.

                          by: GEI Capital III, LLC
                          Its General Partner


                          By: /s/ John Danhakl
                             --------------------------------
                          Name: John Danhakl
                          Title: Manager


                          TPG WAFER MANAGEMENT, L.L.C.


                          By: /s/ Richard A. Ekleberry
                             --------------------------------
                          Name: Richard A. Ekleberry
                          Title: Vice President